Exhibit 10.23

                    SEPARATION AGREEMENT AND GENERAL RELEASE

      This Separation Agreement and General Release (hereinafter "Agreement') is made and entered into on August 12, 2003, by and among Inficon, Inc. (hereinafter the "Company") and James Brissenden (hereinafter "Brissenden").

                              W I T N E S S E T H:

      WHEREAS, Brissenden has indicated an intention to retire effective December 31, 2003; and

      WHEREAS, Brissenden and the Company wish to effectuate a final resolution of all matters relating to Brissenden's employment and the termination thereof by his retirement.

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, Brissenden, and the Company agree as follows:

      1. Resignation as President and Chief Executive Officer. Brissenden acknowledges that because of his announced intention to retire effective December 31, 2003 that the Company is searching for his replacement. Upon the hire of the person intended to assume the role of President and Chief Executive Officer, Brissenden agrees to fully cooperate in the transition of his current duties to his replacement. It is anticipated that the transition period will take no more than 60 days. When the Board of Directors or its designee determines that the transition is complete and, in no event later than December 31, 2003, Brissenden will submit his resignation effective immediately from his positions as President and Chief Executive Officer, provided, however, Brissenden's employment shall continue through the effective date of his retirement as an employee on December 31, 2003. Brissenden agrees to submit whatever documents are necessary to effectuate his resignation from these offices. Brissenden shall be allowed to remain in his current office space through December 31, 2003.

      2. Retirement. Brissenden agrees that he shall retire as an employee effective December 31, 2003. If the transition period and resignation described in Paragraph 1 ends prior to December 31, 2003, Brissenden will then be available to provide consultation to the new President and Chief Executive Officer until his retirement effective December 31, 2003.

      3. Board of Directors. Brissenden will resign from the Board of Directors of Inficon effective May 1, 2004. Brissenden will submit whatever documents are requested by the Company to effectuate his resignation. Brissenden shall be entitled to all stock options granted to members of the Board of Directors of Inficon if such options are granted prior to, or subsequent to but made retroactive prior to, the effective date of his resignation from the Board.

      4. Termination of Employment. Brissenden's Employment Agreement dated October 18, 2000 shall terminate effective December 31, 2003, except for the obligations set forth in Paragraphs 7 and 8 of that Agreement, which shall continue. Brissenden and the Company expressly waive the written notice of termination required by Paragraph 6 of the Employment Agreement. Brissenden agrees that he shall be entitled to no other payments upon his retirement, other than those required by this Separation Agreement, the existing SERP Plan

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for the benefit of Brissenden including previously agreed upon company funding and assumption of other miscellaneous costs required to execute and maintain this agreement, and any company benefit plans that Brissenden would normally be eligible for as an employee.

      5. Salary and Benefits. Brissenden will be paid his full salary, bonuses and benefits through December 31, 2003. As of December 31, 2003, Brissenden will be paid any accrued but unused vacation, salary and vested benefits according to the terms of the plans, except as expressly agreed otherwise herein.

      6. Special Incentive Plan. The Company agrees to provide Brissenden with a special incentive pay plan for the remainder of 2003 in order to reduce the negative impact of the personal loan created at the time of the IPO and to ensure a smooth transition of his management responsibilities. This plan will have a minimum payout of $60,000 and maximum payout of $200,000. The objectives and payouts shall be as described in Exhibit A to this Agreement. In addition, the objectives and payouts of Brissenden's Incentive Plan for 2003 shall be as described in Exhibit B to this Agreement.

      7. Loan Agreement. The Loan Agreement dated November 8, 2000 is hereby amended as follows. Brissenden will repay $100,000 of the balance outstanding on the Loan Agreement dated November 8, 2000 on December 31, 2003. Brissenden will repay the remainder owed under the Loan Agreement dated November 8, 2000 by May 31, 2004 or upon receipt of all bonus payments to which he is entitled for 2003, whichever is later. Other than as described in this paragraph, all terms of the Loan Agreement dated November 8, 2000 shall remain in full force and effect. Upon payment in full of the remainder owed under the Loan Agreement dated November 8, 2000, the lockup on all shares shall terminate and the Company shall prepare and file discharges on all mortgages filed as security for the Loan Agreement dated November 8, 2000 and shall return all original mortgages and related documents to Brissenden.

      8. Stock Options. Article 14 of the Management Stock Option Plan shall be amended for Brissenden only to immediately vest his previously granted options (being those options with the vesting dates extended to February 18, 2006) and to extend the exercise dates for all previously granted unexpired options to December 31, 2007. All other terms of the Management Stock Option Plan will apply to Brissenden as drafted.

      9. No Authority. Brissenden acknowledges that effective the date of his resignation as President and Chief Executive Officer, he does not have authority to bind the Company to any contracts or commitments and agrees not to create any obligation for the Company or bind or attempt to bind the Company in any manner whatsoever. Brissenden also acknowledges that he shall have no supervisory or managerial responsibility or authority from and after the date of his resignation, and agrees to be involved in the activities of the Company only as a consultant to the President and Chief Executive Officer of the Company.

      10. Duty to Cooperate; Indemnification. Brissenden agrees to cooperate fully, subject to reimbursement by the Company of reasonable out-of-pocket costs and expenses, with the Company and its counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which Brissenden was involved during the term of his employment with the Company. Such cooperation shall include appearing from


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time to time at the offices of the Company or the Company's counsel for conferences and interviews and in general providing the officers of the Company and its counsel with the full benefit of Brissenden's knowledge with respect to any such matter. Brissenden agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties. The Company agrees to indemnify Brissenden to the fullest extent permitted by law and the By-Laws of the Company, as amended, from any claims or suits brought against him arising from or related to any matters with which Brissenden was involved during the term of his employment with and service as a Director to the Company. In addition, the Company agrees to continue Brissenden as a named insured on its Directors and Officers Liability Policy.

      11. Return of the Company's Property. All notes, reports, sketches, plans, books, keys, credit cards, unpublished memoranda or other documents or property which were created, developed, generated or held or controlled by Brissenden during his employment and which concern or are related to the Company's business, are the property of the Company and will be promptly returned to the Company by December 31, 2003, except for Brissenden's personal lap top the ownership of which is hereby assigned and transferred to him.

      12. Nondisclosure. Brissenden shall not disclose or cause to be disclosed the terms of this Agreement or the negotiations leading to it to any person (other than to Brissenden's spouse, immediate family, lenders, and tax and legal advisors.) The Company will not disclose the terms of this Agreement or the negotiations leading to it to anyone not having a need to know to administer or approve the Agreement.

      13. No Adverse Comments. Brissenden shall at no time make, issue, release or authorize any written or oral statements, derogatory or defamatory in nature, about the Company or its current or former directors, officers, employees, investors, owners and related entities. The Company, its directors and officers, shall at no time make, issue, release or authorize any written or oral statements derogatory or defamatory in nature, about Brissenden. In response to any reference request regarding Brissenden, the Company agrees to use the letter attached hereto as Exhibit C.

      14. Release, Discharge, Waiver and Covenant Not to Sue. For and in consideration of the mutual covenants provided in this Agreement, Brissenden on behalf of himself and his spouse, heirs, executors, administrators, children and assigns:

            (a) does hereby fully release and discharge the Company and both of its current or former officers, directors, employees, attorneys, agents, parents, subsidiaries, affiliates, related organizations, successors and assigns from, and

            (b) does hereby fully waive any obligations of the Company, such persons or entities for any or all sums of money, accounts, actions, causes of action, claims and demands based upon or arising by reason of any damage, loss, injury or entitlement regardless of source or nature, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Brissenden or his spouse, heirs, executors, administrators, children, or assigns in consequence of, arising out of, or in any way related to Brissenden's employment, or termination of employment, with the Company or any of its affiliates, including his resignation as President and Chief Executive Officer and his


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retirement as an employee of the Company. The foregoing release and discharge and waiver includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. ss. 1981), the National Labor Relations Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, or the laws of any state, municipality or other political entity, and/or any claims under any express or implied contract which Brissenden, his successors or assigns or representatives may claim existed with the Company. This release, discharge and waiver expressly includes all claims, and any obligations or causes of action arising from such claims, that could have been raised in state or federal court or with a state, federal or municipal agency or entity. This release, discharge and waiver applies only to events, acts or omissions occurring on or prior to the date Brissenden signs this Agreement.

      Excluded from this release are any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. Brissenden does, however, waive Brissenden's right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Brissenden's behalf. Brissenden represents and warrants that Brissenden has not filed any complaint, charge, or lawsuit against the Company with any government agency or any court.

      In addition, Brissenden agrees never to sue the Company in any forum for any claim covered by the above waiver and release language, except that Brissenden may bring a claim under the ADEA to challenge this Agreement. If Brissenden violates this Agreement by suing the Company, other than under the ADEA, Brissenden shall be liable to the Company for its reasonable attorneys' fees and other litigation costs incurred in defending against such a suit. Alternatively, in the event Brissenden sues the Company (other than under the ADEA), Brissenden may, at the Company's option, be required to return all monies and other benefits paid to Brissenden pursuant to this Agreement.

      15. Release, Discharge, Waiver and Covenant Not to Sue. For and in consideration of the mutual covenants provided in this agreement, the Company on behalf of itself, its directors, officers, employees, investors, owners and related entities, its successors and assigns, does hereby fully release and discharge Brissenden, his spouse, heirs, executors, administrators, successors, children and assigns from, and does hereby fully waive any obligations of Brissenden and such persons for any or all sums of money, accounts, actions, causes of action, claims and demands based upon or arising by reason of any damage, loss, injury or entitlement regardless of source or nature, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by the Company or its directors, officers, employees, investors, owners and related entities, its successors and assigns, in consequence of, arising out of, or in any way related to Brissenden's employment and/or service as a Director, with the Company or any of its affiliates, predecessors, successors or assigns. This release, discharge and waiver expressly includes all


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claims, and any obligations or causes of action arising from such claims that could have been raised in state or federal court or with a state, federal or municipal agency or entity. This release, discharge and waiver applies only to events, acts or omissions occurring on or prior to the date the Company signs this Agreement.

            Excluded from this release are any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies, or which are based on fraud, embezzlement or willful misconduct of Brissenden.

            In addition, the Company agrees never to sue Brissenden in any forum for any claim covered by the above wavier and release language. If the Company violates this Agreement by suing Brissenden, the Company shall be liable to Brissenden for his reasonable attorneys' fees and other litigation costs incurred in defending against such suit.

      16. Exclusive Payments and Taxes. The payments outlined in this Agreement to be made to Brissenden will be considered as fulfilling all compensation obligations to Brissenden of the Company, including but not limited to salary, vacation, benefits, bonuses, stock options and any other payments or benefits from the Company. All payments under Paragraphs 2, 4 and 5 shall be subject to federal and state tax withholding guidelines.

      17. Severability. The terms and provisions of this Agreement shall be deemed separable, so that if any term or provision is deemed to be invalid or unenforceable, such term or provision shall be deemed deleted or modified so as to be valid and enforceable to the full extent permitted by applicable law.

      18. Entire Agreement. The terms of this Agreement constitute the entire agreement between Brissenden and the Company, and supersede any prior agreement executed between Brissenden and the Company to the extent the prior agreement is inconsistent with this Agreement.

      19. Governing Law. This Agreement is to be executed in the State of Illinois and shall be construed and enforced under the laws of the State of Illinois.

      20. Successors and Assigns. This Agreement shall inure to the benefit of and may be enforced by the parties to this Agreement and Brissenden's heirs, executors, administrators, or legatees and shall be binding upon Brissenden, Brissenden's heirs, executors, administrators, legatees, or any other successor in interest and upon the Company, its successors and any assignee or transferee of or successor to all or substantially all of the business or assets of the Company, and may not be amended, in whole or in part, except in writing signed by a duly authorized officer of the Company and Brissenden. All rights of Brissenden under this Agreement shall survive his death or permanent disability.

      21. Knowing and Voluntary. Brissenden acknowledges and recites that:

            (a) Brissenden entered into this Agreement knowingly and voluntarily;

            (b) Brissenden has read and understands this Agreement in its entirety;


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            (c) Brissenden has been advised and directed orally and in writing
(and this Paragraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this Agreement before executing it;

            (d) Brissenden's execution of this Agreement has not been forced by any employee or agent of the Company, and Brissenden has had an opportunity to negotiate about the Agreement's terms;

            (e) Brissenden has been offered 21 calendar days after receipt of this Agreement to consider its terms before executing it;

            (f) That the provisions contained herein constitute additional consideration to which Brissenden is entitled by virtue of this Agreement only.

      22. Revocation. Brissenden shall have seven days from the date hereof to revoke this Agreement by providing written notice of the revocation to the Company's counsel, Edward C. Jepson, Jr. at Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, IL 60601, in which event this Agreement shall be unenforceable and null and void.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

                                      INFICON, INC.


                                      By:
                                         ---------------------------------------
                                      Dated:
                                            ------------------------------------

                                      JAMES BRISSENDEN


                                      ------------------------------------------
                                      Dated:
                                            ------------------------------------


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